                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Jabil Circuit, Inc.:

     We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-42992 and 333-91719) and Form S-8 (Nos. 333-50748,
333-50750 and 333-54946) of Jabil Circuit, Inc. and subsidiaries of our report dated September 20, 2001 relating to the consolidated balance sheets of Jabil Circuit, Inc. and subsidiaries as of August 31, 2001 and 2000, and the related consolidated statements of earnings, comprehensive income, stockholders' equity, and cash flows and related schedule for each of the years in the three-year period ended August 31, 2001, which report appears in the August 31, 2001 Annual Report on Form 10-K of Jabil Circuit, Inc. and subsidiaries.

                                          /s/ KPMG LLP

St. Petersburg, Florida
November 28, 2001